Exhibit 99.1

EVI Industries, Inc.

290 NE 68 Street

Miami, FL 33138

Henry M. Nahmad (305) 754-8676

Michael Steiner (305) 754-8676

EVI Industries Sets Records for Revenues and Gross Profit During the Second Quarter

Miami, FL – February 12, 2019 – EVI Industries, Inc. (NYSE American: EVI) announced today its results for the six and three-month periods ended December 31, 2018. The results, including record revenues, gross profit, and Adjusted EBITDA, reflect the Company’s consistent execution of its buy-and-build growth strategy.

Financial Performance

(compared to the comparable period of the prior fiscal year)

Three Month Results

▪	Revenue increased 68% to a record $61 million,
▪	Gross profit increased 66% to a record $14 million,
▪	Gross margin was unchanged at 23%,
▪	Operating income was lower by 5% to $2.1 million,
▪	Net income was lower by 16% to $1.3 million, and
▪	Adjusted EBITDA increased 10% to a record $3.2 million.

Six Month Results

▪	Revenue increased 67% to a record $104 million,
▪	Gross profit increased 65% to a record $23 million,
▪	Gross margin was unchanged at 23%,
▪	Operating income increased 11% to a record $3.5 million,
▪	Net income was unchanged at $2.1 million, and
▪	Adjusted EBITDA increased 25% to a record $5.6 million.

For the six and three-month periods ended December 31, 2018, the increases in revenue and gross profit were primarily due to the results of operations of acquired businesses, including Tri-State Technical Services (which the Company acquired on October 31, 2017), AAdvantage Laundry Systems (which the Company acquired on February 9, 2018), and Scott Equipment (which the Company acquired on September 12, 2018). Operating income for the six and three-month periods ended December 31. 2018 were impacted by increases in operating expenses due in large part to the consolidation of selling, general and administrative expenses of the Company’s acquired businesses and an increase in non-cash amortization expense specifically related to the intangible assets the Company acquired in connection with its acquisitions. Additionally, corporate operating expenses at the parent company level increased in support of the Company’s execution of its buy-and-build growth strategy and as a result of the growth in the Company’s market capitalization. As a result, during the six and three-month periods ended December 31, 2018, operating expenses as a percentage of revenues increased from 18% to 19% and from 17% to 19%, respectively, when compared to the same periods of the prior fiscal year.

Henry M. Nahmad, Chairman, Chief Executive Officer and President of EVI, commented: “We continue to invest in the infrastructure necessary to support our growth engine and we believe that over time, as revenues ramp up, operating expenses as a percentage of revenues will decrease.”

It is important to note that the timing of revenue recognition related to the sale and installation of commercial, industrial, and vended laundry products are occasionally impacted by delays related to installation schedules. Also, under the new accounting standards for revenue recognition adopted by the Company on July 1, 2018, gross profit on delivered, but uninstalled equipment sold under longer-termed contracts is deferred and recognized as installation is completed instead of upon the shipment of equipment.

Acquisition Record and Pipeline

During the six-month period ended December 31, 2018, EVI completed five acquisitions, three of which were completed during the three-month period ended December 31, 2018. EVI believes that it continues to appeal to owners of businesses in the spaces in which EVI operates due to, among other things, EVI’s entrepreneurial culture, decentralized operating model, and long-term growth plans. Further, given EVI’s track record of completing eleven acquisitions since the inception of its buy-and-build growth strategy in 2015, EVI has demonstrated the ability to effectively source, assess, and acquire high-quality businesses that meet its leadership, financial, and strategic criteria. Consequently, EVI believes that there exists a deep pipeline of acquisition and other strategic opportunities available to it.

Henry M. Nahmad, Chairman, Chief Executive Officer and President of EVI, commented: “The EVI family of businesses continues to grow and so do the number and size of quality opportunities we believe to be available to our Company. We have only scratched the surface of what is possible in terms of size, scale, and value creation. Our team continues to exercise patience, persistence, and thoughtful execution in the pursuit of our long-term growth goals and we are excited about our future.”

Other Highlights

Subsequent Acquisition

As previously disclosed, subsequent to the completion of the Company’s second fiscal quarter, the Company completed its acquisition of PAC Industries, Inc. The acquisition of PAC was completed on February 6, 2019 and represents the Company’s first acquisition in the northeast region, where the Company expects to continue to pursue opportunities under its buy-and-build growth strategy.

Special Cash Dividend

During the three-month period ended December 31. 2018, the Company’s Board of Directors approved a special cash dividend of $0.13 per share on EVI’s common stock, an 8.3% increase over EVI’s special cash dividend declared in December 2017. The dividend was paid on January 8, 2019 to stockholders of record at the close of business on December 26, 2018.

New Credit Facility

As previously disclosed, on November 5, 2018, the Company entered into a new five-year, $100 million syndicated revolving credit facility with Bank of America and US Bank as joint lead arrangers, which at EVI’s option, can expand commitments in the revolver to $140 million in the aggregate. The Company believes that its cash on hand and capital available under the new credit facility provides the Company with the necessary resources to execute on its growth opportunities and initiatives.

Name Change

During December 2018, the Company’s Board of Directors approved changing the Company’s corporate name from “EnviroStar, Inc.” to “EVI Industries, Inc.” The name change, which was effected on December 21, 2018, signifies the Company’s focus on executing its buy-and-build growth strategy in the commercial, industrial, and vended laundry industry and across a group of industries that meet its strategic criteria.

Use of Non-GAAP Financial Information

In this press release, EVI discloses the non-GAAP financial measure of Adjusted EBITDA, which EVI defines as earnings before interest, taxes, depreciation, amortization, and amortization of share-based compensation. Adjusted EBITDA is determined by adding interest expense, income taxes, depreciation, amortization, and amortization of share-based compensation to net income as shown in the attached Condensed Consolidated Earnings before Interest, Taxes, Depreciation, Amortization, and Amortization of Share-based Compensation. EVI considers Adjusted EBITDA to be an important indicator of its operating performance. Adjusted EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings, and the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. Adjusted EBITDA should not be considered as an alternative to net income or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method of analyzing EVI’s results as reported under GAAP. In addition, EVI’s definition of Adjusted EBITDA may not be comparable to definitions of Adjusted EBITDA or other similarly titled measures used by other companies.

About EVI Industries

EVI Industries, Inc., through its wholly-owned subsidiaries, is a distributor that generates revenues by selling, leasing or renting, through its extensive sales organization, commercial, industrial and vended laundry, dry-cleaning, and material handling equipment, steam and hot water boilers, water reuse and filtration systems, and related replacement parts and accessories. Additionally, the Company designs, plans, and installs turn-key laundry, dry cleaning, boiler, and water filtration systems and provides maintenance services through its robust technical service organization.

The Company’s customers include retail, commercial, industrial, institutional, and government customers. Purchases and orders by customers range from parts, accessories and maintenance services, to single or multiple units of equipment, to large complex systems.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that may cause actual results, trends, performance or achievements of EVI, or industry trends and results, to differ from the future results, trends, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, the risks related to EVI’s business, results (including revenues and operating expenses), financial condition, prospects, and growth strategy and plans, risks associated with EVI’s buy-and-build growth strategy, including that EVI may not be successful in identifying or consummating acquisitions or other strategic opportunities where or when expected, or at all, that acquisition and other strategic opportunities may not be available to EVI to the extent anticipated or at all, that the potential benefits of transactions completed or which may be consummated in the future may not be realized to the extent anticipated or at all, integration risks, risks related to indebtedness incurred in connection with transactions, dilution experienced by EVI’s stockholders as a result of shares issued in connection with transactions, risks related to the business, operations and prospects of acquired businesses, risks related to EVI’s and its acquired businesses’ relationships with principal suppliers and customers and the impact that the loss of any principal supplier or customer could have on EVI’s results and financial condition, risks relating to EVI’s ability to enter into and compete effectively in new industries, as well as risks and trends related to these industries and the costs and timing of EVI’s efforts with respect thereto, risks related to EVI’s ability to successfully build its existing operations, risks related to organic growth initiatives, risks related to EVI’s indebtedness, including increases in its debt position and the risk that funds available under EVI’s new credit facility, individually or together with cash on hand, may not be sufficient to support EVI’s operating, investment or other needs, risks relating to the availability, terms and deployment of debt and equity capital if needed for expansion or otherwise, risks related to competition for the products and services which EVI provides as well as for employees and for acquisition and other strategic opportunities, and other economic, competitive, governmental, technological and other risks and factors, including those discussed in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018. Many of these risks and factors are beyond EVI’s control. In addition, dividends are subject to declaration by EVI’s Board of Directors based on factors deemed relevant by it from time to time, may be restricted by the terms of EVI’s indebtedness, and may not be paid in the future, whether with the frequency or in the amounts previously paid or at all. Further, past performance of EVI and its acquired businesses and perceived trends may not be indicative of future results. EVI cautions that the foregoing factors are not exclusive. The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. EVI does not undertake to, and specifically disclaims any obligation to, update or supplement any forward-looking statement, whether as a result of changes in circumstances, new information, subsequent events or otherwise, except as may be required by law.

EVI Industries, Inc.

Condensed Consolidated Results of Operations (in thousands, except per share data) (Unaudited)

	6-Months Ended	6-Months Ended	3-Months Ended	3-Months Ended
	12/31/18	12/31/17	12/31/18	12/31/17

Revenues	$104,216	$62,408	$60,841	$36,135
Cost of Sales	80,817	48,190	47,164	27,904
Gross Profit	23,399	14,218	13,677	8,231
SG&A	19,865	11,027	11,575	6,023
Operating Income	3,534	3,191	2,102	2,208
Interest Expense, net	539	183	374	117
Income before Income Taxes	2,995	3,008	1,728	2,091
Provision for Income Taxes	934	935	463	581
Net Income	$2,061	$2,073	$1,265	$1,510

Net Income per Share
Basic	$0.17	$0.18	$0.10	$0.13
Diluted	$0.16	$0.18	$0.10	$0.13

Weighted Average Shares Outstanding
Basic	11,364	10,585	11,492	10,702
Diluted	11,870	10,962	11,966	11,074

The following table reconciles net income, the most comparable GAAP financial measure, to Adjusted EBITDA.

EVI Industries, Inc.

Condensed Consolidated Earnings before Interest, Taxes, Depreciation, Amortization, and Amortization of Share-based Compensation (in thousands) (Unaudited)

	6-Months Ended	6-Months Ended	3-Months Ended	3-Months Ended
	12/31/18	12/31/17	12/31/18	12/31/17

Net Income	$2,061	$2,073	$1,265	$1,510
Provision for Income Taxes	934	935	463	581
Interest Expense	539	183	374	117
Depreciation and Amortization	1,255	547	722	328
Amortization of Share-based Compensation	838	773	424	416
Adjusted EBITDA	$5,627	$4,511	$3,248	$2,952